Exhibit 1

CalEthos Inc.

11753 Willard Avenue

Tustin, CA 92782

            July 18, 2025

SFO IDF LLC

787 N. Palm Canyon Drive

Palm Springs, CA 92262

Attention: Chauncey Thompson

Dear Mr. Thompson:

Reference is made to the outstanding promissory note dated April 22, 2025 of CalEthos Inc. (the “Company”) in the principal amount of $250,000 (the “Outstanding Note”) issued to and currently held by SFO IDF LLC (the “SFO IDF”).

This letter will confirm the understanding and agreement of the Company and SFO IDC that as additional consideration for the loan made today by SFO IDF to the Company in the amount of $500,000, the maturity date of the Outstanding Note has been extended from August 31, 2025 to January 31, 2026. The terms of the Outstanding Note will otherwise remain unchanged.

If the foregoing accurately sets forth the understanding and agreement of the Company and SFO IDF as to the matters set forth above, please execute a copy of this letter where required below and return an executed copy to the undersigned.

Very truly yours,

CalEthos Inc.

By:	/s/ Michael Campbell
Michael Campbell
Chief Executive Officer

Acknowledged and Agreed this
19th day of July, 2025

SFO IDF LLC

By:	/s/ Chauncey Thompson
Name:	Chauncey Thompson
Title:	Chief Operating Officer